Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

Boots & Coots International Well Control, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the "GCLD"), hereby certifies as follows:

FIRST:  That the Board of Directors of Boots & Coots International Well Control, Inc. duly adopted resolutions proposing and declaring advisable the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), set forth in ARTICLE FOURTH below (the "Amendment") and directing that the Amendment be considered by the stockholders of the Corporation at the next annual meeting of stockholders.

SECOND:  That at the annual meeting of stockholders, duly called and held on May 21, 2009, the stockholders of the Corporation consented to and adopted the Amendment and the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the GCLD.

FOURTH: Article I of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

"ARTICLE I
NAME

"The name of the Corporation shall be Boots & Coots, Inc."

FIFTH: This Certificate of Amendment becomes effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of June 22, 2009.

BOOTS & COOTS INTERNATIONAL
WELL CONTROL, INC.

By:	/s/ Jerry Winchester
Name:	Jerry Winchester
Title:	President and CEO